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                                                           EXHIBITS 5 AND 23 (A)

                                 July 24, 1996



Board of Directors
All-Comm Media Corporation
400 Corporate Pointe, Suite 780
Culver City, CA  90230

         Re:     All-Comm Media Corporation
                 Registration Statement on Form S-3

Dear Sirs:

         You have requested our opinion as counsel for All-Comm Media Corporation, a Nevada corporation (the "Company"), in connection with the amended Registration Statement on Form S-3 ("Registration Statement"), being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration by the Company of 9,312,117 shares of common stock, par value $.01 per share, of the Company (the "Shares"), representing (i) 563,595 shares owned by certain selling shareholders, and (ii) 8,748,522 shares (the "Conversion Shares") issuable upon conversion of preferred shares, notes, warrants and options, pursuant to the terms and conditions of such securities (the "Conversion Provisions"); 6,266,666 of the Conversion Shares are contingent (the "Contingent Shares") upon shareholder approval of an amendment to the Company's articles of incorporation (the "Articles") to increase the Company's authorized common stock.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, the Registration Statement, the Articles and Bylaws of the Company, as currently in effect, a specimen stock certificate representing the Shares and copies of certain resolutions adopted by the Board of Directors of the Company relating to, among other things, the issuance of the Shares and related matters.

         In rendering the opinions hereafter, we have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein, and such documents and instruments as we have deemed appropriate, including, but not limited to, the officer's certificate attached hereto as Exhibit A.

         In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostat copies and the authenticity of the original of such copies, and the accuracy and completeness of all records made available to us by the Company.

         The opinions hereinafter expressed are subject to the following qualifications:

         a. Our opinion in paragraph 1 below as to the good standing of the Company is based solely upon a certificate from public officials.

         b. Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

         c. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.





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         d.  We are members of the Bar of the State of Nevada.  Our opinions below are limited to the laws of the State of Nevada.

         Based upon and subject to the foregoing, and subject to the qualifications, limitations, restrictions and assumptions set forth below, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

         2. Assuming (i) the conformity of the certificates representing the Conversion Shares to the form of the specimen thereof examined by us, (ii) the due execution and delivery of such certificates, and with respect to the Contingent Shares, assuming (a) an amendment to the Company's Articles increasing the amount of shares of common stock the Company is authorized to issue in an amount sufficient to satisfy the Conversion Provisions has been duly approved by the shareholders, and a certificate of amendment reflecting the same and meeting the requirements of Nev. Rev. Stat. Section 78.390 has been duly filed with the Nevada Secretary of State ("Amendment"), and (b) concurrently with the approval of the Amendment, a resolution reserving an identical amount of such shares for issuance pursuant to the terms of the Conversion Provisions is duly made effective, then upon issuance and delivery of the conversion Shares pursuant to the Conversion Provisions, the Shares will be duly authorized and legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         This opinion letter is rendered solely for the benefit of the addressee. Without our prior written consent, this opinion letter may not be:
(i) relied upon by any other party of for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document; or (iii) furnished (the original or copies thereof) to any other party.

                                    Very truly yours,



                                    /s/ Lionel Sawyer & Collins
                                    ----------------------------------
                                    LIONEL SAWYER & COLLINS





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